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                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                     (In thousands except per share amounts)


                                                            1996           1995           1994
                                                         -------------------------------------
PRIMARY:
      Net Income                                         $21,228        $10,152        $ 6,117

Weighted average shares outstanding                       19,534         19,567         19,706

Primary earnings per share                               $  1.09        $   .52        $   .31

FULLY DILUTED:
      Net Income                                         $21,228        $10,152        $ 6,117

Weighted average shares outstanding                       19,534         19,567         19,706
      Incremental shares under stock option plans            218            172            205
                                                         -------------------------------------
      Adjusted weighted average shares outstanding        19,752         19,739         19,911
                                                         -------------------------------------

Fully diluted earnings per share                         $  1.07*       $   .51*       $   .31


* Differs from reported earning per share because the dilutive effect of outstanding stock options was less than three percent.


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